Exhibit 21.1

Name of Subsidiary	Beneficial Ownership Interest of Harvest Health & Recreation Inc. in Subsidiary	Jurisdiction of Formation	Parent of Subsidiary
Harvest Enterprises, Inc.	100.0%	Delaware	Harvest Health & Recreation Inc.
AD, LLC	100.0%	Arizona	Harvest DCP
Banyan Acquisition Corp.	90.0%	Arizona	Harvest DCP
Banyan Management Holdings, LLC	90.0%	Arizona	Banyan Acquisition Corp.
Byers Dispensary, Inc.	100.0%	Arizona	Harvest DCP
CBx Enterprises, LLC	100.0%	Colorado	Harvest Enterprises, Inc.
FL Holding Company, LLC	100.0%	Pennsylvania	Harvest Enterprises, Inc.
Franklin Labs, LLC	100.0%	Pennsylvania	FL Holding Company, LLC
Harvest Cheyenne Holdings, LLC	100.0%	Nevada	Harvest DCP of Nevada, LLC
Harvest DCP of Maryland, LLC	95.0%	Maryland	Harvest Enterprises, Inc.
Harvest DCP of Nevada, LLC	100.0%	Nevada	Harvest Enterprises, Inc.
Harvest DCP of Pennsylvania, LLC	100.0%	Pennsylvania	Harvest Enterprises, Inc.
Harvest Dispensaries, Cultivations & Production Facilities LLC (“Harvest DCP”)	100.0%	Arizona	Harvest Enterprises, Inc.
Harvest HaH WA, Inc.	100.0%	Delaware	Harvest Enterprises, Inc.
Harvest IP Holdings, LLC	100.0%	Arizona	Harvest Enterprises, Inc.
Harvest Maryland Holding, LLC	100.0%	Maryland	Harvest Enterprises, Inc.
Harvest of California, LLC	100.0%	California	Harvest Enterprises, Inc.
Leaf Holdings, LLC	100.0%	Arizona	Harvest DCP
Randy Taylor Consulting LLC	100.0%	Arizona	Harvest DCP
San Felasco Nurseries, Inc.	100.0%	Florida	Harvest Enterprises, Inc.
Svaccha LLC	100.0%	Arizona	Harvest DCP